UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 16, 2008

TALEO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(Address of principal executive offices, including zip code)
(925) 452-3000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities
Taleo Corporation (“Taleo”) entered into an Agreement and Plan of Reorganization dated May 5, 2008 (the “Reorganization Agreement”) by and among Taleo, Dolphin Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Taleo (“Sub”), Porpoise Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Taleo (“LLC”), Vurv Technology, Inc., a Delaware corporation (“Vurv”), and with respect to Articles VII, VIII and IX only, Derek Mercer as Stockholder Representative and U.S. Bank National Association as Escrow Agent. The Reorganization Agreement provides that, upon the terms and subject to the conditions set forth in the Reorganization Agreement, Taleo will acquire Vurv. Taleo expects the acquisition to close in early July 2008.
On June 16, 2008, at the request of Taleo, Vurv delivered notices pursuant to the Worker Adjustment and Retraining Notification Act, informing certain employees of a plan to terminate employees following the closing of the acquisition. The terminations are contingent upon the closing of the acquisition. In the event that the acquisition closes, Taleo expects to complete the terminations of approximately 160 employees by December 31, 2008. Taleo will incur costs associated with these terminations, including approximately $2.0 million associated with payments required by pre-existing change of control agreements, and approximately $4.0 million to $4.5 million associated with other termination related payments. Taleo’s preliminary estimate of such costs is approximately $6.0 million to $6.5 million, and substantially all of these charges will result in future cash expenditures.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION
By:	/s/ Katy Murray
Katy Murray
Executive Vice President and Chief Financial Officer

Date: June 20, 2008